  OBSERVATIONS (Continued)

7.1 Considering that there is no taxable income for the year ended December 31, 2003, the taxable situation for dividend No. 165 only will be defined as of 2004 year-end, once the taxable results of this fiscal year are known.

7.2 Dividend will be charged against retained earnings as of December 31, 2003.

7.3 The dividend, denominated in US$, will be paid in Chilean pesos, local currency and the US dollar equivalent amount will be defined based on the average Observed Exchange Rate between the 23rd and the 27th of August of 2004.

7.4 Series A and Series B shares, registered in the Shareholders' Registry at August 25th, 2004 and that have the right according to law, will have the right to receive this dividend.

    The respective notice will be published in the "Diario Financiero" in August 24, 2004.

7.6 This dividend will be paid to shareholders from August 31, 2004, in "DCV Registros S.A." offices sited in Huérfanos No. 770, 22nd floor, Santiago, from 09:00 to 14:00 hours and from 15:30 to 17:00 hours, or in the bank that this company determines.

7.7 This dividend will be paid to shareholders if they identify themselves with their ID number. If shareholders are represented by an agent, they will have to provide him with a Legal Power for such effect. For shareholders which gave the corresponding authorization to a third person, the dividend will be deposited in the current account or saving account of the holder of the shares or it will be sent to him through a Certified Letter. This authorization only should be granted once, except if a change of address, a new account number or similar changes occur.

    Compañía de Telecomunicaciones de Chile S.A. is an Incorporated company.

7.9 Dividend payment No. 165 is subject to the closing of the sale transaction of Telefónica Móvil de Chile S.A., which was approved in the Extraordinary Shareholders' Meeting held on July 15, 2004, which also approved the payment of dividend No. 165.

Declaration: "Information in this form is true and consequently I assume the legal responsibility".

______________________________________

Claudio Muñoz Zuñiga

Chief Financial Officer

Compañía de Telecomuicaciones de Chile S.A.